EXHIBIT 10.20

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is entered into as of February 14, 2012 (the “Effective Date”) by and between Jazz Pharmaceuticals plc, an Irish public limited company formerly known as Azur Pharma Limited and whose principal place of business is at 45 Fitzwilliam Square, Dublin 2, Ireland (“Employer”), and Seamus Mulligan (“Employee”).

WHEREAS, Employee and Employer entered into an Employment Agreement effective as of January 18, 2012 (the “Employment Agreement”); and

WHEREAS, Employee and Employer wish to amend the Employment Agreement to modify certain provisions.

NOW THEREFORE, in consideration of the mutual promises and covenants of the parties, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed by and between the parties as follows:

A.	Section 5.1(c) of the Employment Agreement hereby is amended in its entirety to read as follows:

(c) “Bonus Percentage” means the greater of (i) any annual bonus, as a percentage of annual base salary paid in the year of determination, paid to the Employee in respect of either of the last two calendar years prior to the date of a Covered Termination, provided that no annual bonus paid before consummation of the Merger shall be considered for this purpose, or (ii) the Employee’s target bonus, expressed as a percentage of annual base salary, for the calendar year in which the Covered Termination occurs.

B.	Section 5.2(a) of the Employment Agreement hereby is amended to replace clause (i) as it appears therein with the following clause:

(i) Cash Severance Benefits. The Employer shall make a lump sum cash severance payment to the Employee in an amount equal to the sum of (1) the Employee’s base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Employee’s Covered Termination (without giving effect to any reduction in base salary that would constitute grounds for Constructive Termination) (the “Severance Base”) multiplied by 150% and (2) the product of the Severance Base multiplied by the Bonus Percentage multiplied by 150% and (3) the product of the Severance Base multiplied by the Bonus Percentage multiplied by the Bonus Multiplier. Notwithstanding the foregoing, during the twelve month period following the Closing Date, in lieu of the bonus-related cash severance payment described in the first sentence of this Section 5.2(a)(i) at (2) and (3), upon his Covered Termination, Employee shall instead be entitled to receive an amount equal to the sum of (x) the product of the Severance Base multiplied by 40% multiplied by 150% and (y) the product of the Severance Base multiplied by 40% multiplied by the quotient obtained by dividing the number of full months during such twelve month period that Employee is employed by Employer by twelve (12). Such severance payment shall be paid in a single lump sum payment on the sixtieth (60th) day following the Employee’s Covered Termination.

C.	Section 5.2(a)(ii)(1) of the Employment Agreement hereby is amended to replace the figure “fifteen (15)” with the figure “eighteen (18).”

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Amendment to Employment Agreement as of the Effective Date.

JAZZ PHARMACEUTICALS PLC

By:	/s/ Bruce Cozadd
Print Name:	Bruce Cozadd
Title:	Chairman and Chief Executive Officer

SEAMUS MULLIGAN

/s/ Seamus Mulligan

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